Exhibit 99.1

Montpelier Re Reports Third Quarter Financial Results

HAMILTON, Bermuda—(BUSINESS WIRE)—Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the third quarter ended September 30, 2011.

Fully converted book value per common share was $22.26, a decrease of 4.3% from June 30, 2011, after taking into account common share dividends declared during the quarter.

The operating loss for the quarter was $0.40 per common share ($25 million) and the net loss was $1.07 per common share ($66 million), each expressed after preferred share dividends. The net loss includes $41 million of investment and foreign exchange losses, the majority of which were unrealized.

The 89% loss ratio for the third quarter includes $60 million of net catastrophe losses, including $30 million from U.S. events including Hurricane Irene and the Texas wildfires, $20 million from U.S. regional aggregate covers and $10 million from the July Danish floods. In addition, the Company has provided for $10 million of net losses from the June 2011 New Zealand earthquake.  These losses were partially offset by $18 million of favorable prior year loss development. The combined ratio was 121% for the quarter.

Net investment income was $17 million for the quarter and the total return on the investment portfolio was -0.8%.

Christopher Harris, President and Chief Executive Officer, said, “While it is disappointing to report a quarterly operating loss, the third quarter was a dynamic period for Montpelier.  We agreed to sell our U.S. operation, acquired a property catastrophe reinsurance portfolio from a competitor, and expanded our capital partnership relationships.  We believe these recent actions sharpen our underwriting focus, enhance our capital flexibility, and improve our competitive positioning as we head into 2012.”

As of September 30, 2011, shareholders’ equity was $1.55 billion and total capital was $1.88 billion.

On September 20, 2011 Montpelier announced that it had entered into a definitive agreement with Selective Insurance Group, Inc. (NASDAQ: SIGI) for the sale of Montpelier U.S. Insurance Company, its U.S. excess and surplus lines insurance business. It expects to close that transaction in the fourth quarter resulting in a gain in tangible book value per share of approximately $0.25.

Please refer to Montpelier’s September 30, 2011 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Thursday, October 27, 2011 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through November 4, 2011 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10004336.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future common or preferred share dividends or repurchases to differ include, but are not necessarily limited to: market conditions affecting our common or preferred share prices; the possibility of severe or unanticipated losses from natural or man-made catastrophes including those that may result from changes in climate conditions including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.

Investors:

William Pollett, SVP, Chief Corporate Development and Strategy Officer and Treasurer,

441-299-7576

Media:

Jeannine Menzies, Corporate Affairs Manager, 441-299-7570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	September 30,		December 31,
	2011		2010
Assets

Fixed maturity investments, at fair value	$2,309.2		$2,289.3
Equity securities, at fair value	106.2		152.9
Other investments	72.3		90.1
Cash and cash equivalents	432.9		232.3
Restricted cash	99.0		27.1

Total Investments and Cash	3,019.6		2,791.7

Reinsurance recoverable on unpaid losses	74.7		62.4
Reinsurance recoverable on paid losses	7.2		12.9
Insurance and reinsurance premiums receivable	284.2		201.6
Unearned reinsurance premiums ceded	47.6		22.9
Deferred insurance and reinsurance acquisition costs	55.2		45.0
Accrued investment income	16.8		16.2
Unsettled sales of investments	9.6		32.5
Other assets	24.6		34.2

Total Assets	$3,539.5		$3,219.4

Liabilities

Loss and loss adjustment expense reserves	$1,056.6		$784.6
Debt	327.8		327.7
Unearned insurance and reinsurance premiums	356.8		264.0
Insurance and reinsurance balances payable	56.6		33.8
Unsettled purchases of investments	77.8		108.9
Accounts payable, accrued expenses and other liabilities	113.5		71.6

Total Liabilities	1,989.1		1,590.6

Shareholders’ Equity

Non-cumulative preferred shares	150.0		—
Common shares and additional paid-in capital	1,193.0		1,258.8
Treasury shares, at cost	(29.5)		(32.7)
Retained earnings	241.1		408.9
Accumulated other comprehensive loss	(4.2)		(6.2)

Total Shareholders’ Equity	1,550.4		1,628.8

Total Liabilities and Shareholders’ Equity	$3,539.5		$3,219.4

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	61,585	sh	64,557	sh
Common and common equivalent shares outstanding (000s)	62,921		66,195

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Underwriting revenues

Gross insurance and reinsurance premiums written	$162.5	$143.4	$633.8	$617.7
Reinsurance premiums ceded	(40.9)	(23.7)	(91.4)	(40.1)
Net insurance and reinsurance premiums written	$121.6	$119.7	$542.4	$577.6

Gross insurance and reinsurance premiums earned	$187.2	$168.0	$541.9	$491.3
Earned reinsurance premiums ceded	(31.3)	(11.6)	(67.5)	(28.1)
Net insurance and reinsurance premiums earned	155.9	156.4	474.4	463.2

Underwriting expenses

Loss and loss adjustment expenses - current year	(156.7)	(73.3)	(562.8)	(324.6)
Loss and loss adjustment expenses - prior year	18.0	21.3	71.3	84.8
Insurance and reinsurance acquisition costs	(26.7)	(24.8)	(77.7)	(70.6)
Operating expenses	(21.2)	(21.8)	(66.2)	(61.5)
Incentive compensation expenses	(2.8)	(9.9)	(7.3)	(21.1)

Underwriting income (loss)	(33.5)	47.9	(168.3)	70.2

Net investment income	17.0	18.7	51.6	57.5
Other revenue	0.2	0.1	0.3	0.3
Net realized and unrealized investment gains	(31.3)	29.4	(5.3)	66.8
Net foreign exchange gains (losses)	(4.1)	(3.9)	(3.8)	(2.7)
Net income (expense) from derivative instruments	(6.3)	3.9	(3.0)	(4.2)
Interest and other financing expenses	(4.9)	(6.0)	(15.7)	(18.6)
Income tax benefit (provision)	—	(0.1)	0.6	0.5

Net income (loss)	(62.9)	90.0	(143.6)	169.8

Dividends declared on non-cumulative preferred shares	(3.3)	—	(5.7)	—

Net income (loss) available to common shareholders	$(66.2)	$90.0	$(149.3)	$169.8

Net income (loss)	$(62.9)	$90.0	$(143.6)	$169.8

Change in foreign currency translation	0.6	0.8	2.0	(0.3)
Reclassification of inception-to-date net unrealized gain from Symetra (1)	—	—	—	(2.6)

Comprehensive income (loss)	$(62.3)	$90.8	$(141.6)	$166.9

Net income (loss) available to common shareholders per share	$(1.07)	$1.27	$(2.41)	$2.33

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	100.5%	46.8%	118.6%	70.1%
Prior year	-11.5%	-13.5%	-15.0%	-18.3%
Loss and loss adjustment expense ratio	89.0%	33.3%	103.6%	51.8%
Acquisition costs ratio	17.1%	15.8%	16.4%	15.2%
Operating expense ratio	13.6%	14.0%	14.0%	13.2%
Incentive compensation expense ratio	1.8%	6.3%	1.5%	4.6%
Combined ratio	121.5%	69.4%	135.5%	84.8%

(1)

Represents the cumulative net appreciation associated with our investment in Symetra, which was reclassified from other comprehensive income during the first quarter of 2010 and is now included in net realized and unrealized investment gains.

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss) available to common shareholders	$(66.2)	$90.0	$(149.3)	$169.8

Add (subtract):
Net realized investment gains	(13.3)	(13.8)	(25.5)	(36.0)
Net unrealized investment (gains) losses	44.6	(15.6)	30.8	(30.8)
Net (gains) losses from investment-related derivative instruments (2)	5.7	(1.2)	6.3	6.4
Net foreign exchange (gains) losses	4.1	3.9	3.8	2.7
Net (gains) losses from foreign exchange-related derivative instruments (2)	0.2	(2.6)	(4.3)	(2.0)

Operating income (loss) available to common shareholders	$(24.9)	$60.7	$(138.2)	$110.1

Operating income (loss) available to common shareholders per share	$(0.40)	$0.86	$(2.23)	$1.51

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	Sept. 30,		June 30,		Dec. 31,		Sept. 30,
	2011		2011		2010		2010
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,550.4		$1,620.2		$1,628.8		$1,668.4

less: Non-cumulative preferred shares	(150.0)		(150.0)		—		—

[A] Book value per common share numerator (common shareholders’ equity)	1,400.4		1,470.2		1,628.8		1,668.4

Intangible asset (3)	(4.8)		(4.8)		(4.8)		(4.8)

[B] Fully converted book value per common share numerator	$1,395.6		$1,465.4		$1,624.0		$1,663.6

Book value per share denominators (in thousands of common shares):

[C] Common shares outstanding	61,585	sh	61,582	sh	64,557	sh	68,258	sh

Restricted share units outstanding	1,336		1,345		1,638		1,977

[D] Fully converted book value per common share denominator	62,921	sh	62,927	sh	66,195	sh	70,235	sh

Book value per common share [A] / [C]	$22.74		$23.87		$25.23		$24.44
Fully converted book value per common share [A] / [D]	22.26		23.36		24.61		23.76
Fully converted tangible book value per common share [B] / [D]	22.18		23.29		24.53		23.69

Change in fully converted book value per common share: (4)

From June 30, 2011	-4.3%
From December 31, 2010	-8.3%
From September 30, 2010	-4.7%

(1)	These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.
(2)	Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.
(3)	Represents the value of MUSIC’s excess and surplus lines licenses and authorizations acquired in 2007.
(4)

Computed as the change in fully converted tangible book value per common share after taking into account dividends declared of $0.10, $0.30 and $0.40 during the three, nine and twelve month periods ended September 30, 2011, respectively.